Exhibit 10.1

Compensation of Chief Financial Officer

Effective September 14, 2009, Nu Horizons Electronics Corp. (the “Company”) and Kurt Freudenberg, the Company’s Executive Vice President – Finance and Chief Financial Officer, agreed to amend Mr. Freudenberg’s compensation arrangement.  Pursuant to such compensation arrangement, which was approved by the Compensation Committee of the Company’s Board of Directors, Mr. Freudenberg’s base salary was increased to the rate of $360,000 per annum effective as of the date of that agreement. However, Mr. Freudenberg will be paid at the rate of $324,000 per annum until such time as the Company returns to profitability, among other factors, pursuant to the Company’s previously announced cost-saving measures which implemented a ten percent reduction in compensation paid to the majority of the Company’s employees, including its executive officers. The Compensation Committee determined to increase the rate of base compensation payable to Mr. Freudenberg taking into account the base salary and guaranteed minimum bonus paid to Mr. Freudenberg for the fiscal year ended February 28, 2009, which results in a base salary at approximately the amended level.  In connection with its evaluation of Mr. Freudenberg’s compensation arrangement, the Compensation Committee also determined that it is advisable to eliminate any bonus program for the Company’s executive officers until such time as the Company reports a profit, except to the extent that payment of a bonus is otherwise required by the terms of an executive’s employment agreement. On September 21, 2009, Compensation Committee of the Company’s Board of Directors determined that the increase of Mr. Freudenberg’s base salary to the rate of $324,000 should be made retroactive, effective as of March 1, 2009, the beginning of the Company’s current fiscal year.